Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated October 20, 2023

BETWEEN:

PURE SUNFARMS CORP., a corporation governed by the laws of British Columbia

(the “Company”)

AND:

ORVILLE BOVENSCHEN, of ----------------------------------------------------------

(the “Executive”)

BACKGROUND FACTS:

A.
The Company is incorporated under the laws of British Columbia.
B.
The Executive has been employed by the Company since January 16, 2023.
C.
The Company and the Executive are party to an Agreement dated January 31, 2023 (the “Original Agreement”).
D.
The Company wishes to make available to the Executive and the Executive wishes to accept the updated terms and conditions of employment by amending and restating the Original Agreement.
E.
The new terms and conditions of employment that the Company will make available to the Executive through this Agreement include a change in the Executive’s position and duties, an increase in the Executive’s annual base salary effective September 1, 2023; an increase in the Executive’s annual target bonus opportunity; and eligibility for Performance-Based Restricted Share Units (as defined below), all in accordance with, and subject to, the terms of this Agreement. The Executive acknowledges that such new terms and conditions of employment would not be provided to the Executive except pursuant to this Agreement.
F.
The Company and the Executive wish to enter into this Agreement that will commence on the Effective Date to set forth the amended and restated terms and conditions that will apply between the Company and the Executive.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties), the parties hereby agree as follows:

1.
Commencement of Agreement

This Agreement becomes effective on the Effective Date. However, the Company will recognize the Executive’s start date with the Company as January 16, 2023, for all applicable purposes under this Agreement.

2.
Term

The Executive will continue to be employed by the Company for an indefinite term (the “Term”) until the Executive’s employment is terminated in accordance with this Agreement.

3.
Position and Duties
(a)
The Company will employ the Executive as President (“President”), reporting to the Global Chief Executive Officer of Village Farms International, Inc. (the “CEO”). The Executive will be responsible for and perform the duties commensurate with the position of President and any other duties as may be assigned by the Company to the Executive in its sole discretion that reasonably relate to the Executive’s position. The Executive acknowledges and agrees that the Company may amend the Executive’s duties, responsibilities, title and reporting arrangements from time to time without causing breach of this Agreement, provided such amendments do not constitute constructive dismissal at law.
(b)
The Executive will be employed at the Company’s offices in Delta, British Columbia, or such other location(s) as directed by the Company, provided that if the Company proposes to permanently relocate the Executive outside the Lower Mainland of British Columbia, such relocation will be subject to the mutual agreement of the parties, acting reasonably. The Executive may also be expected to travel occasionally for business purposes, as required by the Company. The Company will reimburse the Executive for any pre-authorized expenses incurred by the Executive for business-related travel for the Company in accordance with, and subject to, the terms of paragraph 9 of this Agreement.
(c)
The Executive acknowledges and affirms that the Executive will be employed by the Company in a fiduciary capacity, and as such will owe full fiduciary duties to the Company.
(d)
The Executive agrees that the Executive’s hours of work will vary and be irregular and will be those hours required to perform the duties and responsibilities of the Executive’s position but, in any event, the Executive’s employment shall be on a full-time basis.
(e)
This Agreement will continue to apply in the event that the Executive is transferred or promoted to any other position with the Company and notwithstanding any changes in the Executive’s compensation, title, duties, reporting or other terms and conditions of employment.
4.
Service to Company

At all times during the Executive’s employment with the Company, the Executive will:

(a)
well and faithfully serve the Company;
(b)
act in, and promote, the best interests of the Company;
(c)
devote the whole of the Executive’s working time, attention and energies to the business and affairs of the Company;
(d)
comply with all rules, regulations, policies and procedures of the Company as promulgated by the Company and amended from time to time; and

(e)
comply with all laws pertaining to the Executive’s employment with the Company.
5.
Base Salary

The Executive’s base salary will be CAD $420,000 per annum (the “Base Salary”). The Company will pay the Executive’s Base Salary in accordance with the Company’s payroll practices, as may be amended from time to time. The Company will prorate the Base Salary for any partial calendar years that the Executive is employed by the Company.

6.
Short Term Incentive
(a)
The Executive shall be eligible to receive an annual discretionary incentive payment (the “Annual STIP Bonus”) under the Company’s annual bonus plan based on a target bonus opportunity of 60% of the Executive’s Base Salary, payable based upon the attainment of one or more Company and individual performance goals (the “Performance Goals”), as established by the Company in consultation with the Executive prior to the commencement of the relevant fiscal year; provided that the actual amount of any Annual STIP Bonus shall be entirely within the discretion of the Company. Any Annual STIP Bonus shall be contingent on the Executive not having ceased employment with the Company for any reason whatsoever during the relevant fiscal year and, for greater certainty, is not earned until the date that such Annual STIP Bonus is actually determined to be payable to the Executive (but subject to the Executive’s continued employment with the Company on the date of payment). If the Company awards an Annual STIP Bonus to the Executive for a fiscal year, the Company will pay the Annual STIP Bonus to the Executive no later than the end of the first quarter of the subsequent fiscal year. The Executive shall not be entitled to credit with respect to the Annual STIP Bonus for any partial year of employment, and the Executive shall have no rights to any pro rata Annual STIP Bonus in the event of any cessation of employment howsoever caused (including any resignation or termination for cause) except and only as set forth in paragraph 6(b) of this Agreement below. The Annual STIP Bonus shall not form any part of the Executive’s remuneration package and is solely discretionary in nature.
(b)
In the event that the Company terminates the Executive’s employment without cause pursuant to paragraph 13 of this Agreement, the Executive will remain eligible for only the following:
(i)
If the Termination Date (as defined in paragraph 13(b) of this Agreement) is after the end of the most recently completed fiscal year but prior to the date of either the Company’s determination of whether any Annual STIP Bonus is payable to the Executive for such most recently completed fiscal year or the payment date for any Annual STIP Bonus actually awarded by the Company to the Executive for such most recently completed fiscal year, the Executive will remain eligible for an Annual STIP Bonus for such most recently completed fiscal year (“Final Full Fiscal Year Annual STIP Bonus”) in accordance with, and subject to, the terms herein. If the Company has not yet determined whether any Final Full Fiscal Year Annual STIP Bonus is payable to the Executive for such most recently completed fiscal year as of the Termination Date, the Company will assess the Performance Goals in accordance with its Annual STIP Bonus review process in a manner consistent with other eligible recipients employed by the Company. For greater certainty, if as of the Termination Date, the Company has awarded a Final Full Fiscal Year Annual STIP Bonus to the Executive but not yet paid it to him, the

Executive will receive such Final Full Fiscal Year Annual STIP Bonus. Any Final Full Fiscal Year Annual STIP Bonus awarded by the Company to the Executive will be paid at the same time as when the Company employed the Executive; and
(ii)
A prorated Annual STIP Bonus (“Prorated Annual STIP Bonus”) for the fiscal year in which the Executive’s employment with the Company is terminated without cause prorated for the number of completed months that the Executive is actively employed by the Company prior to the Termination Date in accordance with, and subject to, the terms herein. The Company will determine whether any Prorated Annual STIP Bonus is payable to the Executive after the completion of the fiscal year in which the Executive’s employment is terminated by the Company at the same time the Company makes such determinations for other eligible recipients employed by the Company. The Company will assess the Performance Goals in accordance with its Annual STIP Bonus review process in a manner consistent with other eligible recipients employed by the Company. Any Prorated Annual STIP Bonus awarded by the Company to the Executive will be paid at the same time as when the Company employed the Executive.
7.
Long Term Incentive
(a)
ParentCo Share-Based Compensation Plan. During the Term, the Executive shall be eligible to continue to participate in the Village Farms International, Inc. (the “Parent-Co”) Share-based Compensation Plan dated January 1, 2010 or any similar successor equity compensation plan as may be in place from time to time (the “Share-Based Compensation Plan”). Awards under the Share-Based Compensation Plan are discretionary and can only be granted by the Compensation Committee of ParentCo’s Board of Directors. Executive’s eligibility and award under the Share-based Compensation Plan have been pre-determined and agreed upon at 455,500 options, by both Parties, as described in a separate document titled, “Option Agreement”, which is incorporated by reference into this Agreement. The pre-determined award will be subject to the terms and conditions established within the Plan and a separate award agreement between the Executive and the Parent-Co that sets forth the terms of the award .
(b)
The Executive will be eligible to receive restricted share units subject to performance vesting conditions (the "Performance-Based Restricted Share Units") from the Company's Parent Company, Village Farms International, Inc. ("Village Farms") in accordance with, and subject to, the terms, conditions and restrictions of the Parent-Co Performance-Based Restricted Share Unit Agreement between the Executive and Village Farms. . For greater certainty, in the event that the Executive’s employment with the Company terminates for any reason whatsoever, the Executive’s rights, if any, in respect of the Performance-Based Restricted Share Units will be governed by the terms, conditions and restrictions of the Share-Based Compensation Plan. The Executive hereby represents and warrants that the Executive has read the Share-Based Compensation Plan, including the consequences of ceasing to be an Executive of the Company. The Company draws the Executive’s attention to section 5.3 of the Plan and the definition of "Termination Date" in the Plan, and the Company also draws the Executive’s attention to the fact that the Performance Based Restricted Share Units will vest over a particular period of time and as such, the Company makes no promise to the Executive that the Executive will receive all or any of the Performance-Based Restricted Share Units subject to the Share-Based Compensation Plan.

(c)
The Company’s recoupment policies (the “VF Clawback Policy”) shall apply to all bonuses and awards payable to the Executive under this Agreement. If the Company restates its financial statements due to material noncompliance with any financial reporting requirements under applicable securities laws, any payments pursuant to this Agreement for or in respect of the year that is restated, may be recovered to the extent the payments made exceed the amount would have been paid as a result of the restatement. Additionally, without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (“the SEC Clawback Rule”) and any implementing regulations or policies thereunder or as is otherwise required by applicable law or stock exchange listing conditions.

8.
Benefit Plans
(a)
The Executive will continue to be eligible to participate in the Company’s insurance health benefits plans (the “Benefit Plans”) and the Company’s Registered Retirement Savings Plan (the “RRSP Plan”) that the Company may make available to its executives from time to time in its discretion, subject to the terms and conditions of the plan documents and the Executive’s ability to qualify for such plans.
(b)
The Executive acknowledges and agrees that the Company may amend or modify the Benefit Plans (or any benefits provided pursuant to the Benefit Plans) and the RRSP Plan at its sole discretion from time to time with or without notice and, for greater certainty, the foregoing shall not constitute a constructive dismissal. The Executive understands and agrees that the Company is not liable or responsible in the event that the Executive is denied coverage for any benefits – in such circumstances the Executive agrees that the Executive has no legal recourse against the Company.
(c)
The Executive agrees that the Company may deduct the Executive’s share of any benefit contributions in accordance with the Benefit Plans from the Executive’s pay in accordance with the Company’s established payroll practices.
(d)
The Executive will receive a monthly cell phone stipend in the amount of $151.20.
(e)
In the event that the Company promulgates, in its sole discretion, a long term incentive plan and/or an executive car allowance plan for Executives of the Company who are similarly situated to the Executive, the Executive will be eligible to participate in such plan(s) in accordance with, and subject to, the terms and conditions of the plan document(s) as established by the Company in its sole discretion.
9.
Expenses

The Executive will be reimbursed by the Company for all reasonable business expenses incurred in the course of the Executive’s employment in accordance with Company policy. In order to be eligible for reimbursement for business expenses, the Executive must submit valid receipts at the time and in the form designated by the Company.

10.
Vacation

The Executive is entitled to four (4) weeks of paid vacation per annum. This will be paid vacation through the Company continuing to provide the Executive with the Base Salary during the Executive’s vacation. The Executive will take vacation at times approved by the Company. All vacation entitlement must be taken by the Executive in the year it is earned, unless otherwise approved by the Company in its sole discretion. The Company will prorate the Executive’s annual vacation entitlement for any partial calendar years that the Executive is employed by the Company.

11.
No Other Compensation or Benefits

The Executive expressly acknowledges and agrees that unless otherwise expressly agreed in writing by the Company subsequent to execution of this Agreement by the parties hereto, the Executive will not be entitled by reason of the Executive’s employment by the Company to any remuneration, compensation or benefits other than as expressly set forth in this Agreement. The Executive further acknowledges that the compensation provided to the Executive in this Agreement represents compensation for all hours worked by the Executive in the performance of the Executive’s duties for the Company.

12.
Termination by the Executive

(a) The Executive may resign at any time, but only by giving the Company two (2) months’ prior written notice of the effective date of such resignation (the “Resignation Effective Date”). In the event that the Executive resigns the Executive’s employment, the Company will continue to pay the Executive the Base Salary up to the Resignation Effective Date; pay the Executive the value of any unused accrued vacation entitlement pro-rated for that portion of the calendar year up to the Resignation Effective Date or as may be required by the minimum provisions of the British Columbia Employment Standards Act (the “ESA”); and reimburse the Executive for any unpaid business expenses. The Executive will not be entitled to any further compensation or payments from the Company.

(b) The Company may waive the Executive’s resignation notice provided pursuant to paragraph 12(a) of this Agreement, in whole or in part, and in such circumstances, the Executive’s employment with the Company will end on the date specified by the Company and the Company will continue to provide the Executive with the following: (i) Base Salary payments in accordance with the Company’s payroll practices through to the Resignation Effective Date; and (ii) benefit coverage under the Benefit Plans (except any benefit coverage which the Company’s insurer(s) do not agree to extend following the end of the Executive’s employment with the Company) through to the Resignation Effective Date.

13.
Termination By the Company Without Cause
(a)
The Executive understands that by complying with this paragraph 13 the Company satisfies its entire obligation under common law and statute to provide notice or pay in lieu of notice to the Executive in the event that the Executive’s employment is terminated without cause and the Executive hereby waives any claim to any other payments or benefits from the Company.
(b)
The Company may terminate the Executive’s employment without cause at any time by providing the Executive with twelve (12) months’ written notice, pay in lieu of written notice, or a combination thereof (with the Executive’s effective termination date arising from his termination without cause defined as the “Termination Date”), subject to the conditions specified in this paragraph 13.

(c)
In the event that the Company terminates the Executive’s employment without cause in accordance with this paragraph 13 and for greater certainty, the Company will continue to pay the Executive’s Base Salary up to the Termination Date; pay the value of any unused accrued vacation entitlement of the Executive pro-rated for that portion of the calendar year up to the Termination Date or as may be required by the ESA; and reimburse the Executive for any unpaid business expenses (with such accrued amounts owing by the Company to the Executive in connection with the Executive’s cessation of employment with the Company defined as the “Accrued Obligations”).
(d)
If the Company elects to provide the Executive with pay in lieu of notice under paragraph 13(a) above, the amount of pay provided by the Company will consist of only the Executive’s Base Salary (the “Severance Amount”), and the Severance Amount will not include any Annual Bonus payment or other bonus or incentive payment (including any long term incentives), vacation pay, allowance, benefits, or any other compensation, amount or entitlement that the Executive may be eligible to receive under this Agreement or otherwise. The Severance Amount will be subject to all required statutory deductions and withholdings. For greater certainty, the Executive will remain eligible for the Final Full Fiscal Year Annual STIP Bonus and the Prorated Annual STIP Bonus, as applicable, in accordance with, and subject to, the terms of paragraph 6(b) of this Agreement.
(e)
The Severance Amount shall be paid in equal installments for the period of time covered by paragraph 13(a) (the “Severance Period”) in accordance with the Company’s established payroll practices at the time of the Executive’s termination (the “Severance Payments”). The Executive will be subject to the common law duty to mitigate during the Severance Period. If the Executive mitigates in whole or in part during the Severance Period, the Company may deduct the Executive’s mitigation earnings (regardless of: (i) the source of such earnings, i.e. employment, consulting, contract work, etc.; and (ii) whether such earnings are earned personally by the Executive or through a corporate entity controlled by the Executive) from the Severance Payments due under this Agreement. The Executive acknowledges and agrees that the Executive has a duty to report all of the Executive’s mitigation earnings to the Company.
(f)
For greater certainty, in no circumstances will the Executive receive less notice or pay in lieu of notice from the Company arising from the Executive’s termination without cause than the Executive is entitled to receive under the ESA.
(g)
The Executive understands that by complying with this paragraph 13 the Company satisfies its entire obligation under common law and statute to provide notice or pay in lieu of notice to the Executive in the event that the Executive’s employment is terminated without cause and the Executive hereby waives any claim to any other payments or benefits from the Company.
14.
Termination for Cause

The Company may terminate the Executive’s employment with the Company at any time for cause without any notice, severance or other payments except Accrued Obligations owing by the Company to the Executive up to the effective date of his termination for cause. If the Company terminates for cause, and an adjudicator later determines that the Company did not have cause, the Executive agrees that the Executive will only be entitled to damages in respect of the termination of the Executive’s employment in the amount that would have been payable on termination without cause under paragraph 13.

15.
Termination by Death of Executive

If the Executive dies, this Agreement will be considered frustrated at law and terminated by that death and the Company will not be required to pay any amounts to any heir or estate of the Executive except the Accrued Obligations owing by the Company to the Executive up to the date of the Executive’s death.

16.
Return of Property and Cessation of Benefits
(a)
Forthwith upon the termination of the Executive’s employment with the Company for any reason whatsoever, or at any other time upon the request of the Company, the Executive will return to the Company and deliver up to the Company all of the Company’s property that is within the Executive’s possession or control.
(b)
Subject to any requirements imposed by the ESA or unless otherwise specified in this Agreement, upon termination of the Executive’s employment for any reason whatsoever, (including, without limitation, the Executive’s termination without cause pursuant to paragraph 13 of this Agreement), the Executive’s entitlement to benefits from the Company pursuant to the Benefit Plans (or otherwise including, participation in any RRSP Plan) will end effective the last day of the Executive’s employment with the Company, which date will not be extended by any period of pay in lieu of notice of termination (whether statutory, contractual, or otherwise).
17.
Outside Engagements & Conflicts of Interest

During the Term, the Executive agrees that:

(a)
the Executive will not carry on or engage in any other business or occupation or become a director, officer, employee, independent contractor, or agent of, or hold a position or office with, any other company, organization, or person, without the prior written consent of the Company;
(b)
the Executive will not, without the Company’s prior written consent, hold any office, acquire any property or enter into any contract, arrangement, understanding or transaction with any other person or entity that would in any way conflict or interfere with the Executive’s duties or obligations under this Agreement or that would otherwise prevent the Executive from performing the Executive’s obligations hereunder; and
(c)
the Executive will promptly, fully and frankly disclose to the Company in writing:
(i)
the nature and extent of any interest the Executive has or may have, directly or indirectly, in any contract, arrangement, understanding or transaction or proposed contract, arrangement, understanding or transaction with the Company or any subsidiary or affiliate of the Company; and
(ii)
every office the Executive may hold or acquire, and every property the Executive may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Company or the Executive’s duties and obligations under this Agreement;

and following such disclosure the Company may, in its sole discretion, determine that a conflict of interest exists and require the Executive to eliminate such conflict of interest.

18.
Confidential Information

In this Agreement, “Confidential Information” means any and all information in any form (whether written, electronic, graphic or otherwise) relating to the business, property, assets or operations of the Company or any of its affiliates, licensors, licensees, customers, investors, joint venturers, distributors, suppliers, or persons who have supplied information on a confidential basis to the Company or its affiliates, including, without limitation, business opportunities (including markets which have been investigated); trade secrets; intellectual property; methods, including production methods and techniques; models; passwords; financial information; product or proposed product information; prototypes; formulas; recipes; processes; marketing or business plans and strategies, forecasts, and pricing information; employee, licensor, licensee, customer, investor, joint venturer, distributor, and supplier information and records; computer software programs; agreements and contracts; customer lists; customer contacts; the buying habits and special requirements of customers; the types of products purchased from the Company or its affiliates by customers; financial or business projections; and any information from which the Company or its affiliates derives economic value or the disclosure of which could cause harm to the Company or its affiliates. For sake of clarity, the phrase “Confidential Information” is intended by the parties to be construed broadly and to encompass all information that has or could have commercial value to the Company or its affiliates. Notwithstanding the foregoing, “Confidential Information” will not include:

(a)
information that is lawfully and generally available to the public other than as a result of disclosure, fault or negligence of the Executive;
(b)
information the Executive can establish by written records was in the Executive’s possession prior to the Executive’s employment by the Company and was not subject to any obligation of confidentiality; and
(c)
information the Executive can establish by written records was received without an obligation of confidentiality from a third party who did not acquire or hold such information under any obligation of confidentiality.
19.
Obligation of Confidentiality
(a)
The Executive acknowledges and agrees that during the course of the Executive’s employment with the Company the Executive will have access to, acquire and develop Confidential Information, and that the unauthorized use or disclosure of Confidential Information could have a material adverse effect on the financial, legal, commercial and competitive position and interests of the Company and its affiliates.
(b)
During the Executive’s employment with the Company and at all times thereafter the Executive will:

(i) maintain the strict confidentiality of all Confidential Information;

(ii) not use the Confidential Information or disclose the Confidential Information except during the Executive’s employment with the Company and only as strictly required to carry out the Executive’s duties and responsibilities for the Company and on a confidential basis, and for no other purpose and in no other manner; and

(iii) take all precautions necessary to prevent unauthorized access to or use, disclosure or reproduction of the Confidential Information.

(c)
The Executive will, at the Company’s direction during the Executive’s employment, or upon the termination of the Executive’s employment with the Company for any reason whatsoever, immediately return all Confidential Information in the Executive’s possession or control, in whatever form, to the Company. Upon the termination of the Executive’s employment with the Company for any reason the Executive will, if directed by the Company, permanently delete and destroy all Confidential Information and related records contained in the Executive’s computers and computer systems and in any other electronic or IT systems of the Executive.
(d)
Nothing in this paragraph 19 will prevent the Executive’s disclosure of Confidential Information that is required to be disclosed under applicable laws or legal process, provided that the Executive first gives the Company as much notice as is reasonably and lawfully possible in the circumstances before making any such disclosure and the Executive reasonably cooperates with the Company to obtain a protective order or other means of limiting the disclosure or use of the Confidential information.
20.
Intellectual Property

For the purpose of this Agreement, “Intellectual Property” includes any and all products, materials, information, programs, designs, artwork, data, correspondence, discoveries, concepts, software, know-how, inventions, methods, trademarks, trade names, plans, training and marketing materials, strategies, trade secrets, improvements, modifications, derivative works, ideas, developments, and other intellectual property, whether or not they may be patented, copyrighted, trademarked or otherwise protected, which are disclosed to, made, developed, conceived, contributed to or worked upon by the Executive in connection with or arising from the Executive’s duties or otherwise in the course of the Executive’s employment by the Company, including without limitation, any materials and inventions: (i) that have been substantially facilitated by the use of the Company’s intellectual property or resources, or (ii) the idea for which was gained during the Executive’s employment with the Company.

The Executive agrees as follows:

(a) the Company is the exclusive owner of all right, title and interest in and to the Intellectual Property, including without limitation, all copyrights, patent rights, trade-marks, trade names, industrial designs, trade secrets and other intellectual property rights in and to all the Intellectual Property;

(b) for greater certainty, and to the extent that the Intellectual Property is not already owned by the Company pursuant to the preceding subsection or otherwise, the Executive hereby irrevocably and unconditionally assigns to the Company or its nominee all right, title and interest throughout the world that the Executive may have in any Intellectual Property, including without limitation, all copyrights, patent rights, trade-marks, trade names, industrial designs, trade secrets and other intellectual property in and to all the Intellectual Property, effective at the time each is created;

(c) if the Executive has any rights to the Intellectual Property that cannot be assigned to the Company, the Executive unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against the Company with respect to such rights, and agrees, at the Company’s request and expense, to consent to and join in any action to enforce such rights. Without limiting the generality of the foregoing, the Executive hereby unconditionally waives any and all moral rights that the Executive may have in the Intellectual Property, including the right to the integrity of the work, the right to be associated with the work or identified as its author, the right to restrain or claim damages for any distortion, mutilation or other modification of them, and the right to restrain their use or reproduction in any context or in connection with any product, service, cause or institution;

(d) to the extent that a formal transfer or assignment of any rights of the Executive in any of the Intellectual Property is required, or the consent of the Executive to the registration of any right in any Intellectual Property is required, the Executive will execute and deliver or, as applicable, will cause to be so executed and delivered, any further assignments, documentation and other instruments as may be reasonably required by the Company to effect the transfer, assignment or registration; and

(e) notwithstanding anything in this Agreement to the contrary if, due to the Executive’s unavailability, mental or physical incapacity, or for any other reason, the Company is unable to secure the Executive’s signature on any assignment agreement, patent application or any other document, application or other instrument contemplated by this paragraph, including without limitation any document required in order to apply for or to pursue any application for any Canadian, United States or foreign patent or copyright registrations covering any Intellectual Property assigned to the Company as per this Agreement, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent in fact, to act for and on the Executive’s behalf and stead to execute and, as necessary, file any such agreements, applications, instruments or other documents, and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by the Executive.

21.
Restrictive Covenants
(a)
The Executive acknowledges and agrees that due to the nature of the Executive’s position, the broad range of Confidential Information to which the Executive will have access to, and because the use of, or even the appearance of the use of, the Confidential Information in certain circumstances may cause irreparable damage to the Company and its reputation, or to investors or customers of the Company, it is necessary for the Company and the Executive to enter into certain post-employment restrictions. Accordingly, in exchange for the incentive compensation specified in paragraph 7, the Severance Amount, and other good and valuable consideration, respectively, the receipt and sufficiency of which are hereby acknowledged, the Executive agrees to the post-employment restrictions set forth herein which will apply in circumstances where the Executive’s employment terminates for any reason.
(b)
The Executive covenants and agrees that for a period of (six) 6 months from the date that the Executive’s employment with the Company ends for any reason whatsoever, the Executive will not (except with the prior express written consent of the Company), directly or indirectly, engage in, be employed by, perform services for, or participate in the ownership or operation of, any Competitive Business, in: (i) any operational or similar capacity through which the Executive would perform services (in any manner) that are the same or similar to the duties performed by the Executive as President; or (ii) any capacity through which the Executive would perform services (in any manner) that are the same or similar to any duties performed by the Executive as President relating to the growth, cultivation, extraction, production, sale, and/or distribution of cannabis for medical or non-medical purposes. For purposes hereof, the Company and the Executive agree that

“Competitive Business” means: any business carried on in Canada (other than the business of the Company) that grows, cultivates, extracts, produces, sells, and/or distributes cannabis for medical or non-medical purposes.
(c)
The Executive covenants and agrees that for a period of (twelve)12 months from the date that the Executive’s employment with the Company ends for any reason whatsoever, the Executive will not (except with the prior express written consent of the Company), directly or indirectly:
(i)
solicit any person or entity who is a customer of the Company that the Executive dealt with in the course of discharging the Executive’s duties and responsibilities on behalf of the Company during the one (1) year period prior to the end of the Executive’s employment with the Company for or in connection with any purpose involving growing, cultivating, extracting, producing, selling and/or distributing cannabis for medical or non-medical purposes;
(ii)
solicit any person or entity who is a customer of the Company that the Executive dealt with in the course of discharging the Executive’s duties and responsibilities on behalf of the Company during the one (1) year period prior to the end of the Executive’s employment with the Company for the purpose of inducing that person or entity to reduce or terminate the person’s or entity’s level of business with the Company; or
(iii)
seek to recruit or solicit any employee of the Company to leave their employment with the Company.
22.
Non-disparagement

During the Executive’s employment with the Company and after the termination of the Executive’s employment with the Company for any reason whatsoever, the Executive agrees that, except as may be required by law, the Executive will not take any action or make any statement or disclosure, written or oral, that is intended or reasonably likely to disparage the Company or its affiliates, or any of their past or present employees, officers or directors.

23.
Remedies

The Executive acknowledges and agrees that any breach or threatened breach of paragraphs 18-22 inclusive of this Agreement would cause or result in irreparable harm, loss and damages to the Company for which the Company could not be adequately compensated by the Company’s recovery of monetary damages, and that in the event of a breach or threatened breach of any of such paragraphs, the Company will have the right to seek an injunction, specific performance or other equitable relief or other relief, including an accounting of all the Executive’s profits or benefits arising out of any such breach, and the Executive waives all defences to the strict enforcement of this Agreement. It is further acknowledged and agreed that the remedies of the Company specified in this paragraph are in addition to, and not in substitution for, any rights or remedies of the Company at law or in equity and that all such rights and remedies are cumulative and not alternative and that the Company may have recourse to any one or more of its available rights or remedies as it shall see fit. The Executive acknowledges that paragraphs 18 through 22 of this Agreement shall survive the termination of the Executive’s employment for any reason whatsoever. In the event that the Executive breaches or threatens to breach any provision of this Agreement, including but not limited to paragraphs 18 through 22, or commences any legal proceedings challenging the validity or enforceability of any of paragraphs 18 through 22, any remaining Severance Payments due to the Executive under paragraph 13(d) of this Agreement will immediately cease and the Company may seek return of any payments previously made to the Executive under paragraph 13(d), except any amount that the Executive is entitled to receive pursuant to the ESA.

24.
Notification to Future Employers

The Executive agrees that the Executive will inform the Executive’s prospective or subsequent employers or principals (the “Future Employers”) of the terms and conditions of this Agreement or any other policy or agreement between the Executive and the Company that may be in effect at, or survive, the termination of the Executive’s employment (the “Surviving Obligations”). If the Executive fails to satisfy the Company that the Executive has complied with the Executive’s disclosure obligations under this provision, the Executive agrees that the Company may, at its discretion, contact any Future Employer and inform them of the Surviving Obligations.

25.
Warranty By Executive

The Executive represents and warrants that the Executive is not a party to any agreement, or otherwise bound by any duty to another person or entity, that may restrict the Executive’s ability to enter into this Agreement or perform the duties and responsibilities contemplated by this Agreement. The Executive further agrees that in the performance of the duties and responsibilities contemplated by this Agreement the Executive will not disclose or use any confidential or proprietary information belonging to any prior employer or other persons or entities.

26.
Indemnity

The Company agrees, to the extent permitted by law, to indemnify and save the Executive harmless from and against any and all costs, charges, expenses, fees, damages or liabilities (including legal or other professional fees and any amount paid to settle an action or satisfy a judgment) which the Executive may reasonably suffer, sustain, incur or be required to pay arising out of or incurred in respect of any action, suit, proceeding, investigation or claim which may be brought, commenced, made, prosecuted or threatened against the Executive howsoever arising and whether arising in law, equity or under statute, regulation or governmental ordinance of any jurisdiction, for or in respect of any act, deed, matter or thing done, made, permitted or omitted by the Executive arising out of, or in connection with the exercise by the Executive of the Executive’s powers or the performance of the Executive’s duties as an Executive of the Company provided that the indemnity provided for herein will not be available to the extent that in so acting the Executive:

(i)
was not acting honestly and in good faith with a view to the best interests of the Company; or
(ii)
in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, did not have reasonable grounds for believing that his conduct was lawful.
27.
Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

28.
Minimum Standards

If any provision of this Agreement provides for a lesser benefit to the Executive than the minimum standards contained in any applicable legislation, the minimum standard contained in any such legislation will prevail and be deemed to apply to the extent of the inconsistency.

29.
Dispute Resolution
(a)
The parties agree that subject to the exceptions specified below in subparagraph (b), all claims or disputes arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the provisions of the Arbitration Act (British Columbia). The arbitration shall take place in Vancouver, British Columbia and shall be conducted in the English language. The arbitration award shall be given in writing and shall be final and binding on the parties. The award shall give reasons and shall deal with the question of costs of arbitration and all related matters. The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrator, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise.
(b)
The parties agree that the Company may enforce the terms of paragraphs 18-22 inclusive of this Agreement by seeking injunctive or other relief in a court of competent jurisdiction in respect thereof.
30.
Entire Agreement

The terms and conditions of this Agreement are in addition to, and not in substitution for, the obligations, duties and responsibilities imposed by law on Executives of corporations generally, and the Executive agrees to comply with such obligations, duties and responsibilities. Subject to the foregoing, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes and replaces all prior written and oral agreements, offer letters, and representations made by either party, and all such agreements, offer letters, and representations are hereby cancelled and of no further force and effect, and both parties renounce any reliance on them. This Agreement may only be varied by further written agreement signed by the Executive and the Company.

31.
Affiliates

The parties agree that for the purposes of this Agreement, “affiliate” means when used with respect to the Company, another person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

32.
Further Assurances

The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

33.
Surviving Obligations

The termination of the Executive’s employment with the Company for any reason whatsoever will not prejudice the rights and obligations of the parties under this Agreement.

34.
Currency, Deductions and Withholdings

All payments by the Company to the Executive under this Agreement will be made in Canadian funds and will be subject to all required statutory deductions and withholdings.

35.
Assignment

The Executive agrees that this Agreement may be assigned by the Company to any of its affiliates or, with the Executive’s consent, to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. The Executive shall not be entitled to any payment or other consideration or to any advance notice of any such assignment and, for greater certainty, such assignment shall not constitute a constructive dismissal. The Executive may not assign or delegate the Executive’s duties under this Agreement without the prior written consent of the Company.

36.
Severability

If any provision of this Agreement or any part thereof will for any reason be held to be invalid or unenforceable in any respect, then such invalid or unenforceable provision or part will be severable and severed from this Agreement and the other provisions of this Agreement will remain in effect and be construed as if such invalid or unenforceable provision or part had never been contained herein.

37.
Waiver

Any waiver of any breach or default under this Agreement will only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver will be implied by any other act or conduct or by any indulgence, delay or omission. Any waiver will only apply to the specific matter waived and only in the specific instance in which it is waived.

38.
Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Electronic and pdf copies of signed signature pages shall be binding originals.

39.
Independent Legal Advice

The Executive hereby acknowledges and confirms having the full opportunity to seek independent legal advice prior to signing this Agreement, and further acknowledges that the Executive has read, understood, and agreed to be bound by all of the terms and conditions contained herein.

[signature page follows]

IN WITNESS WHEREOF the parties have entered into this Agreement as of the day and year first above written.

PURE SUNFARMS CORP.

Per: /s/ Michael A. DeGiglio
Michael A. DeGiglio

Global Chief Executive Officer

Village Farms International, Inc.

Signed by ORVILLE BOVENSCHEN in the presence of: /s/ Kim Davies Witness Signature Kim Davies Name Vancouver, BC Address Human Resources Occupation	) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Orville Bovenschen ORVILLE BOVENSCHEN